Exhibit 10.3

ORGANOVO HOLDINGS, INC.

EQUITY INCENTIVE AWARD AGREEMENT

This Equity Incentive Award Agreement (the “Agreement”) is made effective as of             , 2012 (the “Effective Date”), by and between Organovo Holdings, Inc., a Delaware corporation (the “Company”) and             (“Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has the authority to issue awards pursuant to the terms, conditions and limitations of the Organovo Holdings, Inc. 2012 Equity Incentive Plan (the “Plan”);

WHEREAS, the Company awarded the Executive a restrictive stock unit award for up to             shares of Company common stock (“Common Stock”) on             , 2012 (“Initial Award”).

WHEREAS, the Initial Award provides that Executive may return shares of vested restricted stock the Executive receives pursuant to the Initial Award to the Company for cancellation on each Vesting Date of the Initial Award to satisfy federal and state tax withholding taxes.

WHEREAS, the Board believes it is in the Company’s best interest to agree to grant Executive additional option awards on the terms and conditions contained herein.

NOW, THEREFORE, in consideration for the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Award Grants. The Company hereby agrees to grant the Executive a fully-vested option Award (each a “New Award” and collectively, the “New Awards”) on each Vesting Date of the Initial Award for a number of shares to be determined in accordance with the provisions of Section 2 if the Executive elects on a Vesting Date to return Shares of vested Common Stock to the Company for cancellation on Vesting Date to satisfy federal and state tax withholding taxes.

2. Number of Shares Subject to Award. The number of shares subject to a New Award shall be equal to the number of Shares of Common Stock returned to the Company on the applicable Vesting Date in order to satisfy the federal and state withholding taxes.

3. Option Terms. The New Awards (i) shall be issued on the applicable Vesting Date; (ii) shall be fully-vested; (iii) shall have an Exercise Price equal to fair market value on the applicable Vesting Date, and (iv) shall be in the form attached hereto as Exhibit A.

4. Non-Guarantee of Employment or Service Relationship. Nothing in this Agreement shall alter Executive’s at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and Executive, or as a contractual right of Executive to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge Executive at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares.

5. The Company’s Rights. The existence of the Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

6. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to Executive at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

7. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award granted hereunder shall be void and ineffective for all purposes.

8. Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to this Agreement and the Award pursuant to the powers vested in it under the Plan shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including Executive, the Company, its stockholders, director and officers, and Executive’s and its respective successors in interest.

9. Amendment. This Agreement may be amended from time to time by the Plan Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on Executive’s rights with respect to the Award as determined in the discretion of the Administrator, except as provided in a written document signed by each of the parties hereto.

10. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of California, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, Executive agrees that he will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include San Diego, California, and Executive hereby agrees and submits to the personal jurisdiction of any federal court located in the district which includes San Diego, California or any state court in the district which includes San Diego, California. Executive further agrees that he will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

11. Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. Executive agrees that before he may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement he will first exhaust his administrative remedies before the Administrator. Executive further agrees that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to Executive’s satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

12. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Electronic Delivery of Documents. By Executive’s signing this Agreement, he (i) consents to the electronic delivery of this Agreement, all information with respect to the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledges that he may receive from the Company a paper copy of any documents delivered electronically at no cost to him by contacting the Company by telephone or in writing; (iii) further acknowledges that he may revoke Executive’s consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that he understands that he is not required to consent to electronic delivery of documents.

15. No Future Entitlement. By Executive’s signing this Agreement, he acknowledges and agrees that: (i) the grant of this Award is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (iii) the value of this stock grant is an extraordinary item of compensation which is outside the scope of Executive’s employment contract, if any; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Award Shares ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of these Award Shares; and (vii) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and Executive irrevocably releases the Company from any such claim that does arise.

16. Personal Data. For purposes of the implementation, administration and management of the Award or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), Executive consents, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of Executive’s personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. Executive understands that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the stock grant or the effectuation of a Corporate Transaction and Executive expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). Executive understands that these recipients may be located in his country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Executive’s country. Executive understands that data will be held only as long as is necessary to implement, administer and manage the stock grant or effect a Corporate Transaction. Executive understands that he may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. Executive understands, however, that refusing or withdrawing Executive’s consent may affect Executive’s ability to accept a stock grant.

17. No Transfers. The Executive’s rights under this Agreement are not transferable other than by the Company pursuant to the terms and conditions of the Plan.

18. Plan Governs. Any capitalized terms not defined herein shall have the meaning set forth in the Plan. In the event of any discrepancy between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

ORGANOVO HOLDINGS, INC.

By:
Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:	GRANTEE

Date:

EXHIBIT A

ORGANOVO HOLDINGS, INC.

2012 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

(EXECUTIVE)

Unless otherwise defined herein, the terms defined in the Organovo Holdings, Inc. 2012 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Award Agreement (the “Award Agreement”).

•	NOTICE OF STOCK OPTION GRANT

Participant Name:

You have been granted an Option to purchase Common Stock of Organovo Holdings, Inc. (the “Company”) pursuant to the Executive Incentive Award Agreement, dated             , subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option		Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

Vesting and Exercise Schedule: The Option shall be fully vested and exercisable on the Date of Grant.

Termination Period: This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 15 of the Plan.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Executive Incentive Award Agreement and this Award

Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A-1, all of which are made a part of this document. Participant has reviewed the Plan, the Executive Incentive Award Agreement and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Executive Incentive Award Agreement and the Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	ORGANOVO HOLDINGS, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A-1

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant of Option. The Company hereby grants to the Participant named in the Notice of Stock Option Grant (“Notice of Grant”) attached as Part I of this Award Agreement (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement, the Executive Incentive Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

2. Vesting Schedule. The Option is fully vested on the Grant Date.

3. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

4. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

5. Tax Obligations.

(a) Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(c) Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

6. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

7. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

8. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Financial Officer at Organovo Holdings, Inc., 5897 Oberlin Drive, Suite 217, San Diego, CA 92121, or at such other address as the Company may hereafter designate in writing.

9. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

10. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

11. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

12. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

13. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

14. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

16. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

17. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Option.

18. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

19. Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Option is made and/or to be performed.

EXHIBIT B

ORGANOVO HOLDINGS, INC.

2012 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Organovo Holdings, Inc.

6275 Nancy Ridge Dr., San Diego, CA 92121

San Diego, CA 92121

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today,                     ,             , the undersigned (“Purchaser”) hereby elects to purchase             shares (the “Shares”) of the Common Stock of Organovo Holdings, Inc. (the “Company”) under and pursuant to the 2012 Equity Incentive Plan (the “Plan”) and the Stock Option Award Agreement dated             (the “Award Agreement”). The purchase price for the Shares will be $            , as required by the Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 15 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Award Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of California.

Submitted by	Accepted by

PURCHASER	ORGANOVO HOLDINGS, INC.

Signature	By

Print Name	Title

Residence Address:

Date Received